As filed with the Securities and Exchange Commission on October 18, 1996
                                                    Registration No. 333-7841

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM SB-2
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 (Amendment # 4)


                           DESERT NATIVE DESIGNS, INC.
                 (Name of small business issuer in its charter)

Nevada    (State or other jurisdiction of incorporation or organization)
5996      (Primary Standard Industrial Classification Code Number)
13-3859938     (I.R.S. Employer Identification Number)

1393 Luckspring Drive, Salt Lake City, Utah 84106      (801) 466-8928
(Address & telephone no. of principal executive offices & place of business)

Jody St. Clair      (801) 466-8928
1393 Luckspring Drive, Salt Lake City, Utah 84106
(Name, telephone number and address of agent for service)

Copies to:
Thomas G. Kimble, Van L. Butler
THOMAS G. KIMBLE & ASSOCIATES      (801) 531-0066
311 South State Street, #440, Salt Lake City, Utah 84111


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
_______________________________________________________________________________
                         CALCULATION OF REGISTRATION FEE

                             (previously submitted)
-------------------------------------------------------------------------------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                           DESERT NATIVE DESIGNS, INC.
            1,000,000 Warrants and Underlying Shares of Common Stock

     Desert Native Designs, Inc. (the "Company"), is registering, 500,000 Series A and 500,000 Series B Warrants (collectively the "Warrants"), which are being distributed as a dividend with respect to the Common Stock of the Company to shareholders of record as of the date hereof, and is also registering for sale to the holders of the Warrants, 1,000,000 shares of its $.001 par value common stock, (the "Common Stock" or the "Shares") which are issuable upon exercise of the Warrants, at prices of $.25 per share for the Shares underlying the Series A Warrants and $.35 per share for the Shares underlying the Series B Warrants. Each Warrant entitles the holder thereof to purchase one Share of Common Stock at any time during the period commencing on the date hereof and ending June 30, 1998. Each series of the Warrants is callable and can be redeemed by the Company for $.01 per Warrant on 30 days notice at any time after the date of this Prospectus if the closing bid price of the Common Stock equals or exceeds the exercise price of that series of the Warrants for 20 consecutive trading days.

     There is presently no active public market for any securities of the Company. Neither the Warrants nor the Common Stock of the Company are listed on an exchange or quoted on the NASDAQ system and there can be no assurance that markets will develop in the future or, if markets should develop, that they will continue.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE
PURCHASED BY PERSONS WHO CANNOT AFFORD TO RISK THE LOSS OF
THEIR ENTIRE INVESTMENT.  SEE "RISK FACTORS." on page __.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------
                                         Price to  Commissions &   Proceeds to
                                         Public(1) Discounts(1)(2) Company (2)
Per Warrant (Series A)                     $.00         $.00          $.00
Per Share (Series A)                       $.25         $.00          $.25
Per Warrant (Series B)                     $.00         $.00          $.00
Per Share (Series B)                       $.35         $.00          $.35
Total Maximum                            $ 300,000      $.00       $ 300,000
-------------------------------------------------------------------------------
(1) The Warrants are being distributed at no cost and the Shares are being offered by the Company only to the holders of the Warrants, and will be sold by the Company without any discounts or other commissions. The offering price is payable in cash upon exercise of the Warrants. No minimum number of Warrants must be exercised, and no assurance exists that any Warrants will be exercised. The Company will retain any proceeds from Warrant exercises, regardless of the number exercised. See "Plan of Distribution."

(2) Proceeds to the Company are shown before deducting offering expenses payable by the Company estimated at $15,000, for legal and accounting fees and printing costs.

                 The date of this Prospectus is          , 1996

                              AVAILABLE INFORMATION

     The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, under the Securities Act of 1933, as amended (the "Securities Act), with respect to the securities registered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both the Company and the securities registered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Washington, D.C. office upon request and payment of the prescribed fee.

     As of the date of this Prospectus, the Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (The "Exchange Act") and, in accordance therewith, will file reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Copies of the Company's Annual, Quarterly and other Reports which will be filed by the Company with the Commission commencing with the Quarterly Report for the first quarter ended after the date of this Prospectus (due 45 days after the end of such quarter) will also be available upon request, without charge, by writing Desert Native Designs, Inc., 1393 Luckspring Drive, Salt Lake City, Utah 84106.

UNTIL [90 DAYS AFTER THE DATE OF THIS PROSPECTUS], ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE SECURITIES COMMISSION OR OTHER STATE REGULATORY AUTHORITY, AND NO SUCH REGULATORY AUTHORITY HAS PASSED UPON THE TERMS OF THIS OFFERING OR APPROVED THE MERITS THEREOF. INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THIS OFFERING IN EVALUATING THE MERITS AND RISKS OF THE OFFERING AND MAKING AN INVESTMENT DECISION.

THIS PROSPECTUS SHOULD BE READ IN ITS ENTIRETY BY ANY PROSPECTIVE INVESTOR PRIOR TO HIS OR HER INVESTMENT.

                               PROSPECTUS SUMMARY

     This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Prospectus.

                                   The Company

     Desert Native Designs, Inc. (the "Company") was incorporated under the laws of the State of Nevada on July 20, 1995. The Company is a small start up company that only recently commenced active business operations and is considered a development stage company. The proposed business and purpose of the Company's formation is to engage in the business of producing and marketing crafts.

     The mailing address of the Company's principal executive offices is 1393 Luckspring Drive, Salt Lake City, Utah 84106. The telephone number is (801) 466-8928.

                                  The Offering

Securities offered

500,000 Series A Warrants, 500,000 Series B Warrants, and 1,000,000 Shares of Common Stock, issuable upon exercise of Series A and B Warrants. See "Description of Securities".

Offering Prices

The Warrants are being distributed at no cost to existing common stockholders of the Company, and the Shares underlying the Warrants will be sold at $.25 per share as to the Shares issuable upon exercise of Series A Warrants and $.35 per share as to the Shares issuable upon exercise of Series B Warrants.

Plan of Distribution

The Warrants are being distributed as a dividend with respect to the common stock of the Company to shareholders of record as of the date hereof. The Shares are offered and will be sold by the Company, without any discounts or other commissions, to the holders of the Warrants upon the exercise thereof. See "Plan of Distribution."

Use of Proceeds

The Company could potentially receive gross proceeds of as much as $300,000 from sale of the 1,000,000 Shares of Common Stock issuable upon exercise of the Series A and B Warrants, if and to the extent such Warrants are exercised. Any such proceeds will be used generally to provide additional working capital but have not been specifically allocated, inasmuch as there is no assurance any of the Warrants will be exercised.

Transfer Agent

Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, (801) 272-9294, serves as transfer agent and registrar for the Company's outstanding securities.

Securities Outstanding

The Company is authorized to issue up to 50,000,000 shares of Common Stock and presently has 1,000,000 shares of Common Stock issued and outstanding. The Company has reserved from its authorized capital 1,000,000 shares of Common Stock for issuance upon exercise of the Warrants. If all Warrants are exercised, 2,000,000 shares of Common Stock will then be issued and outstanding. In addition, the Company is authorized to issue up to 5,000,000 shares of Preferred Stock in one or more series with such rights and preferences as the Board of Directors may designate. The Board of Directors has not designated any such series and no preferred shares are presently issued and outstanding.

Warrants

Each Warrant entitles the holder to purchase one share of Common Stock at exercise prices of $.25 per share for the Series A Warrants and $.35 per share for the Series B Warrants, subject to adjustment in certain events, during the period commencing on the date of this Prospectus and ending June 30, 1998. Each series of the Warrants is callable and can be redeemed by the Company for $.01 per Warrant on 30 days notice at any time after the date of this Prospectus if the closing bid price of the Common Stock equals or exceeds the exercise price of that series of the Warrants for 20 consecutive trading days. See "Description of Securities - Series A and B Warrants."

Risk Factors

The Company is a start up company with a very limited operating history; consequently, an investment in the Company is highly speculative. In seeking to operate its business, the Company could incur substantial losses and require additional funding for which it has no commitments. No person should invest in the Company who cannot afford to risk loss of the entire investment. See "Risk Factors."

                                  RISK FACTORS

     Purchase of the securities registered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors before investing.

Risks Inherent in a New Start Up Company

     No Operating History. The Company was only recently incorporated, has no significant assets, no extensive history of operations and is considered to be a development stage enterprise. There is absolutely no assurance that the Company will be able to successfully develop and expand its business or that it will ever operate profitably. See "Management's Plan of Operation," "Business" and financial statements.

     Limited Capital/Need for Additional Capital. The Company presently has no significant operating capital and is substantially dependent upon exercise of the Warrants and receipt of proceeds therefrom to provide additional capital to develop and expand its business. Even if all Warrants are exercised, the amount of capital available to the Company will still be extremely limited.
The Company has no arrangements for additional cash funding other than any proceeds that may be received from exercise of the Warrants, and there is no assurance any Warrants will be exercised. In the event that any proceeds from Warrant exercise are not sufficient, the Company may need to seek additional financing from commercial lenders or other sources, for which it presently has no commitments or arrangements.

     Dependence Upon Management. The Company will be substantially dependent in the conduct of its proposed business upon the knowledge and experience of the individual who comprises current management of the Company; Jody St. Clair, the President. As compared to many other public companies, the Company does not have a depth of managerial and technical personnel. Accordingly, there is a greater likelihood that loss of the services of this person would have a material adverse impact upon the Company. There are no employment agreements with or key man life insurance on management and no commitments nor assurance with respect to the amount of time devoted by management to the Company. See "Management - Executive Compensation."

     Conflicts of Interest. There are and may in the future be certain transactions between the Company and officers, directors and other affilates which may present conflicts of interest. Management will attempt in such transactions to deal fairly with the Company on competitive terms in the market the same as with unrelated parties, and resolve any conflicts that may arise in favor of the Company, but there is no assurance of this, even though the failure to do so could result in fiduciary liability to management. See "Certain Transactions"

     Limited Liability of Management. The Company has adopted provisions to its Articles of Incorporation and Bylaws which limit the liability of Officers and Directors and provides for indemnification by the Company of Officers and Directors to the full extent permitted by Nevada law, which provides that officers and directors shall have no personal liability to a Company or its stockholders for monetary damages for breach of fiduciary duties as directors, except for a breach of their duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit the shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require the Company to indemnify its officers and directors. See "Certain Transactions - Conflicts of Interest".

     No Dividends. The Company does not currently intend to pay cash dividends on its Common Stock and does not anticipate paying such dividends at any time in the foreseeable future. At present, the Company will follow a policy of retaining all of its earnings, if any, to finance development and expansion of its business. See "Dividend Policy."

     Governmental Regulation. To the extent the Company's products involve the use of feathers, furs, hides, skins or other parts of animals, the Company must comply with all the legal requirements of various state and local, federal and international laws, regulations, treaties and conventions relating to the protection of wildlife and other animals. Any failure to do so that violates any applicable legal requirements could result in criminal as well as civil liability to the Company, with substantial fines and monetary penalties.

     Competitive, Specialized Market. The Company will operate in a highly competitive environment. The market for the Company's products is very specialized and limited and is composed of a relatively small number of practitioners of shamanistic arts, private collectors, and other interested buyers. Most of the Company's competitors will have greater technical expertise, financial resources and marketing capabilities than the Company. There is no assurance the Company will overcome competitive disadvantages it will face as a small, start up company with extremely limited capital.

     New Product Risks. Although management believes a market exists for the Company's products, no marketing survey has been performed with respect to the products. The Company's business involves new products with no established market share or demand, and there is no assurance such products will be favorably received by consumers. The Company has been unable as yet to sell its products on a wholesale basis to retail merchants, which leaves consignment as the only method available for placement with retail merchants. Until demand becomes more established, management believes this will continue to be the case, and the Company is unable, with its limited capital, to effect a wide distribution of products on a consignment basis. The Company's business will be subject to all the risks associated with introduction of new products. See "Business - Marketing"

     Going Concern Qualification. The accompanying financial statements of the Company have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company is newly formed, has incurred losses since its inception and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by its planned operations through loans and/or through additional sales of its common stock in this offering. There is no assurance that the Company will be successful in raising this additional capital or acheiving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Accordingly, the report of the independent accountants on the financial statements is qualified in this regard. See "Financial Statements"

Risks Related to the Offering

     No Assurance of Warrant Exercise and No Escrow of Funds. There is no assurance that any proceeds will be received from exercise of Warrants in this offering. Proceeds may be insufficient to defray offering expenses. There is no minimum number of Warrants that must be exercised and no escrow of funds received upon exercise. Any proceeds received will immediately be retained by the Company to be used in its business. The amount of capital currently available to the Company is limited. In the event that any proceeds from this offering and the Company's existing capital are not sufficient to enable the Company to develop and expand its business and generate a profit, the Company may need to seek additional financing from commercial lenders or other sources, for which it presently has no commitments or arrangements. This creates an increased risk to persons who do exercise their Warrants, because there is no assurance that additional Warrants will be exercised or that the Company will receive any further funding.

     Current Prospectus and Registration Required for Exercise. Warrantholders will only be able to exercise such securities to acquire the underlying Common Stock if a current propectus relating to the Common Stock is then in effect and such exercise is qualified or exempt from qualification under applicable securities laws of the states in which such holders of the Warrants reside. Although the Company intends to use its best efforts to update this prospectus as necessary to maintain a current prospectus and federal and state registration/qualification for such exercise, there is no assurance that the Company will be able to do so at such time as such persons may wish to exercise such securities. Whether a current prospectus is in effect or not, each Series of the Warrants is redeemable for nominal consideration at any time after the bid price equals or exceeds the exercise price of that Series of the Warrants for 20 consecutive trading days. If redeemed at a time when no current prospectus is in effect, warrantholders would have no opportunity to exercise the Warrants, but would be compelled to accept the nominal redemption price. The value of the Warrants may be greatly diminished if the ability to exercise such securities is not maintained.

     Shares Eligible for Future Sale. All but 50,000 of the shares of Common Stock presently outstanding are restricted or control securities which are not presently, but may in the future be sold, pursuant to Rule 144, into any public market that may develop for the Common Stock. Future sales by current shareholders could depress the market prices of the Common Stock in any such market. See "Shares Eligible for Future Sale".

     Arbitrary Determination of Offering Price. The exercise prices of the Warrants was arbitrarily determined by management of the Company and were set at levels substantially in excess of prices recently paid for securities of the same class, namely, the presently outstanding shares of common stock. The prices bear no relationship to the Company's assets, book value, net worth or other economic or recognized criteria of value. In no event should the exercise prices be regarded as an indicator of any future market price of the Company's securities.

     No Assurance of a Liquid Public Market for Securities. There is no active public market for any securities of the Company. The Common Stock is not listed or approved for listing on an exchange or quoted on the NASDAQ system and there is no assurance any market will develop, or if a market does develop, that it will continue. There can also be no assurance as to the depth or liquidity of any market for the securities of the Company or the prices at which holders may be able to sell the securities. As a result, an investment in the underlying Shares of Common Stock may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell. See "Plan of Distribution."

     Volatility of Market Prices. In the event a public market does develop for the Common Stock of the Company, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results of the Company and other factors such as investor perceptions of the Company, supply and demand, interest rates, general economic conditions and those specific to the industry, international political conditions, developments with regard to the Company's activities, future financial condition and management. See "Plan of Distribution."

     Potential Issuance of Additional Common and Preferred Stock. The Company is authorized to issue up to 50,000,000 shares of Common Stock, of which only 2,000,000 shares at most will be issued and outstanding even if all Series A and B Warrants are exercised. The Board of Directors of the Company has the ability, without seeking shareholder approval, to issue additional shares of Common Stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional Common Stock in the future will reduce the proportionate ownership and voting power of the Shares of Common Stock issuable upon exercise of the Series A and B Warrants. The Company is also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board of Directors. Such designations may be made without shareholder approval. The Board of Directors has not designated any series or issued any shares of preferred stock. The designation and issuance of series of preferred stock in the future would create additional securities which would have dividend and liquidation preferences over the Common Stock of the Company. See "Description of Securities."

     Potential Anti-Takeover Measures. Certain provisions in the articles of incorporation or bylaws of the Company, such as the authorization to issue additional common or preferred stock and designate the rights and preferences of the preferred stock without further approval of shareholders, could be used as anti-takeover measures. Though not adopted specifically for such purpose, provisions such as these could result in the Company being less attractive to anyone who might consider a takeover attempt, and result in shareholders receiving less than they otherwise might in the event of a takeover attempt.

     Applicability of Low Priced Stock Risk Disclosure Requirements. The common stock of the Company is considered a low priced security under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing and provide monthly account statements to the customer, and obtain specific written consent of the customer. With these restrictions, the likely effect of designation as a low priced stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of such stocks compared to other securities.

                                    DILUTION

     Dilution is the difference between the Warrant exercise prices of $.25 per share for the Common Stock underlying the Series A Warrants, and $.35 per share for the Common Stock underlying the Series B Warrants, and the net tangible book value per share of the Common Stock immediately after its purchase. The Company's net tangible book value per share is calculated by subtracting the Company's total liabilities from its total assets less any intangible assets, and then dividing by the number of shares outstanding. Prior to the exercise of any Warrants, the Company has 1,000,000 shares of Common Stock outstanding.

     Based on the unaudited interim financial statements, the Company had negative net tangible book value at June 30, 1996, of $(821) or approximately $(.001) per common share. If all Series A Warrants were to be exercised (of which there is no assurance), upon the exercise thereof, but prior to exercise of any Series B Warrants, the Company would then have 1,500,000 Shares of Common Stock outstanding. The estimated pro forma net tangible book value of the Company (giving effect to receipt of the estimated net proceeds from such exercise and issuance of the underlying Shares of Common Stock, but not taking into consideration any other changes in the net tangible book value of the Company subsequent to June 30, 1996), would then be approximately $109,179 or approximately $.07 per share. This would result in dilution to persons exercising Series A Warrants of $.18 per share, or 72% of the exercise price of $.25 per share. Net tangible book value per share would increase to the benefit of present stockholders from $(.001) prior to the offering to $.07 after the offering, or an increase of $.071 per share attributable to the exercise of the Series A Warrants.

     If, in addition, all the Series B Warrants were exercised, the Company would then have 2,000,000 Shares of Common Stock outstanding (assuming no other changes). The pro forma net tangible book value of the Company, would then be $284,179 or approximately $.142 per share. This would result in dilution to persons exercising Series B Warrants of $.208 per share, or 59.4% from the exercise price of $.35 per share. Net tangible book value per share would increase from $.07 prior to the exercise of Series B Warrants to $.142 afterwards, or an increase of $.072 per share attributable to the exercise of the Series B Warrants.

     The following table sets forth the estimated net tangible book value ("NTBV") per share after exercise of each Series of the Warrants and the dilution to persons purchasing the underlying Shares of Common Stock.


Exercise of all Warrants of:                    Series A only     Series B also

Warrant exercise price/share                             $.25             $.35

NTBV/share prior to exercise                      $(.001)           $.07

Increase attributable to exercise                   .071             .072
                                                   -----            -----
Pro forma NTBV/share after exercise                       .07              .142
                                                        -----             -----
Dilution                                                 $.18             $.208

     If less than all the Warrants of either Series are exercised, dilution to the exercising Warrantholders of such Series will be greater than the amount shown. The fewer Warrants exercised, the greater dilution will be.

                                 USE OF PROCEEDS

     The Company will receive no proceeds from issuance and distribution of the Warrants. The net proceeds to the Company from the sale of the Shares of Common Stock underlying the Warrants at the exercise prices of $.25 per Share for Series A Warrants and $.35 per Share for Series B Warrants will vary depending upon the total number of Warrants exercised. If all Warrants are exercised (of which there is absolutely no assurance, nor any assurance that any Warrants will be exercised), the Company would receive gross proceeds of $125,000 from Series A Warrants and $175,000 from Series B Warrants, or aggregate gross proceeds of as much as $300,000. Regardless of the number of Warrants exercised, the Company expects to incur offering expenses estimated at $15,000 for legal, accounting, printing and other costs in connection with the offering. Inasmuch as there is no assurance that all or any minimum amount of the Warrants will be exercised, proceeds have not been specifically allocated and any proceeds that are received will be immediately available to the Company to provide additional working capital to be used for general corporate purposes. The exact uses will depend on the amounts received and the timing of receipt. Management's general intent is to use whatever additional funds may be generated from Warrant exercise to finance further development and expansion of the Company's business.

                         MANAGEMENT'S PLAN OF OPERATION

     The following discussion should be read in conjunction with the Company's consolidated financial statements and the notes associated with them contained elsewhere in this prospectus.

Plan of Operations.

     The Company is a small start up company which was only recently incorporated on July 20, 1995. The Company only recently commenced planned principal operations but has not generated significant revenues therefrom and is still considered a development stage company. The Company has no significant assets or operating capital. To date, activities have been limited to organizational matters, limited operations and the preparation and filing of the registration statement of which this prospectus is a part.

     The Company was formed to engage in the business of producing and marketing drums, rattles and other specialty crafts related to the shamanistic practices of Native Americans. Management's plan of operation for the next twelve months is to use any funds raised from exercise of the Warrants, of which there is no assurance, to finance development and expansion of the Company's business. If and to the extent Warrants are exercised, the Company will use a portion of the net proceeds to purchase supplies of raw materials to be used in the production of finished goods inventory, inasmuch as the Company needs to have an inventory of finished goods available to place on consignment with retail merchants as samples of its products. A portion of the proceeds will also be used to purchase advertising space in trade and specialty magazines that management believes will provide a much wider exposure of the Company's products but will also be directed toward a targeted market of people more likely to be interested in the kinds of products marketed by the Company. As part of its promotional efforts, the Company also intends to purchase and set up informational advertising on the Internet to take advantage of this new technology. Any remaining proceeds will be used to provide working capital for the operation of the Company's proposed business and other general corporate purposes. The Company is substantially dependent upon exercise of the Warrants and receipt of the proceeds therefrom, of which there is no assurance, for the ability to develop and expand its business operations.

                                    BUSINESS

History of the Company

     Desert Native Designs, Inc. (the "Company") was recently incorporated under the laws of the State of Nevada on July 20, 1995. The Company only recently commenced business operations and is still considered a development stage company. In connection with the organization of the Company, the founders of the Company contributed $9,500 cash to initially capitalize the Company in exchange for 950,000 shares of Common Stock. The Company subsequently raised an additional $10,000 by offering and selling an additional 50,000 shares of common stock. The Company has no significant assets, and is substantially dependent upon exercise of the outstanding Series A and B Warrants, and receipt of the proceeds therefrom, of which there is no assurance, for the ability to develop and expand its business operations.

Business of the Company

     The purpose of the Company's formation is to engage in the business of producing or otherwise acquiring and marketing drums, rattles and similar products which are designed in the style of Native American (i.e. American Indian) artifacts and items of antiquity.

     For approximately the past 3 years, the President of the Company has been making and selling drums, rattles and other products which are made to look similar to native artifacts or native designs of similar products. The products are hand made and, in the opinion of management, are unique because of their design and high quality.

     In the opinion and experience of management there has been recently developing interest in Native American crafts relating to the artifacts used by ancient shamans. A shaman is a religious or ritual specialist, man or woman, believed capable of communicating directly with spirit powers, often while in ecstatic states. Shamans and shamanistic religion were first identified among the peoples of Siberia and continue to be associated mainly with Siberian and American Indian peoples, although closely related phenomena exist in other parts of Asia and in Oceania; the word "shaman" is derived from a word meaning "one who knows" in the tungus lanquage which is spoken in parts of Siberia.
The term "medicine man" is frequently used as a synonym for shaman with reference to American Indian cultures. Eskimo shamans are called angakoks.

     The shaman may be grouped with the healer or diviner but is distinguished from that general class by the specific nature of his or her religious experience and practices. Shamanic power is said to come directly from a supernatural force: a spirit (sometimes associated with a particular animal) takes possession of the shaman during an ecstasy or trance and gives the shaman powers of healing and knowing, often after transporting him or her to a spirit world. Sometimes the ecstatic state may be induced by hallucinogens.

     The shaman's function is to regulate relations between the spirits and the community in order to ensure the community's well-being. Shamans concern themselves with such matters as locating and attracting game or fish, controlling the weather, detecting broken taboos that bring misfortune, expelling harmful spirits, and especially with curing the sick and guiding the souls of the dead to the spirit world. Because of special powers, shamans may gain considerable political influence in their communities.

     A shaman is said to be chosen by the spirits, selected from among persons of an excitable temperament who are given to daydreaming and visionary experience. Sometimes a shaman is marked for the vocation by repeated illnesses or mental disturbance. The person believed chosen for this calling must undergo an initiatory ordeal, which includes an ecstatic temporary loss of consciousness that symbolizes death and resurrection. Among the most common characteristics of the initiatory ordeal are the supposed dismemberment of the subject's body, the removal of his or her flesh, and the substitution of new flesh. In many cultures the candidate is believed to receive during this ordeal a mystical light that enables him or her to discover the secret places to which lost souls have been taken. The recovery of souls whose loss or theft has caused misfortune is a major method of shamanic curing.

     There are currently in existence treatment centers which explore the world of "shamanism" and attempt to discover the values and therapeutic benefits of the ancient shamans. These centers use drums and rattles produced to imitate native artifacts believed to have been used by Native American Indians in the past. These shamans, particularly of the desert Southwest cultures are believed to have used drums and rattles as musical instruments in the practice of their ancient arts. Traditional native-American music tended to be highly rhythmic and monophonic and was usually played and sung for either religious ritual or social occasions. Indian musical instruments included drums, rattles, clappers, and sticks and other percussive devices, along with flutes, whistles, and shell trumpets.

     The President of the Company is devoting her efforts on behalf of the Company to produce drums and rattles and other crafts designed to replicate native artifacts and designs.

Marketing

     The Company's products will be marketed for their religious and ceremonial significance and also as artwork, souvenirs, novelties, furniture accent pieces and specialty items. The market for these products is expected to be persons with a historical or other interest in native designs and crafts as well as Native Americans who practice these arts and other persons exploring the ancient practices of Native American Indian shamans. In addition, the products are expected to be purchased by tourists and others as souvenirs and as accent items used for interior design in homes and offices.

     Initially the products are expected to be marketed in Southern Utah and surrounding areas. It is estimated that approximately 8 million people visit the Grand Canyon each year, with an additional 5.3 million visitors to the national parks of Southern Utah. Management of the Company believe that the proposed products of the Company will be of a higher quality and desirability than typical inexpensive tourist crafts and trinkets sold in gift shops. However, no marketing survey has been performed with respect to the products. The Company has placed samples of its products on consignment with several area merchants.

     Management has been making contact with businesses which sell crafts, native design products and tourist items, and attempting to sell the Company's products on a wholesale basis to such businesses, but has yet been unable to do so. Alternatively the Company will place products on consignment with such merchants. Management's experience has been that retail merchants are unwilling to purchase products themselves on a wholesale basis, which leaves consignment as the only method presently available to the Company for placement of its products with retail merchants. Until the Company's products become more widely known and demand becomes more established, management believes this will continue to be the case.

     In addition, the Company will also market its products by advertising in specialty catalogues and magazines. This is another method which management believes, because of the specialized nature of the market, will be particularly effective in bringing the Company's products to the attention of potential purchasers who have an interest in preserving shamanistic practices and items associated therewith. During the next fiscal year, management anticipates the Company may spend as much as $7,500 approximately, on such advertising.

     Because the products are expected to be priced at the high end of the market with regard to crafts generally (similar products will vary in price but generally are expected to have a retail price range of $50 - $200 for rattles and $300 - $2500 for drums depending on size and quality), the Company is unable, with its limited capital, to effect a very wide distribution of products on a consignment basis.

     Instead of using all of its available working capital to place goods on consignment, management intends to use a portion of its working capital to purchase advertisements in specialty magazines and catalogues such as the Shaman's Drum magazine and New Age Magazine. Management believes that with the same amount of capital that would be required to place several of its products on consignment with local merchants, the Company can place advertisements in such magazines that will expose the Company's products on a regional or national basis to tens of thousands or hundreds of thousands of subscribers and readers of such magazines. Furthermore, management believes that the subscribers and readers of such specialty magazines are the type of persons who will potentially be most interested in the Company's products. The Company is presently in the process of having printed advertisements produced with pictorial representations of the Company's products, and management intends to purchase advertising space in one or more such magazines as soon as sufficient working capital is available from the exercise of the Warrants or any other source. Management also intends to acquire a home page location on the Internet where the Company can advertise its products. Such electronic advertising has the additional advantages of constant update capability and international exposure. Management believes that the Company's location would be visited most frequently by persons with specialized interests related to the Company's products.

Products

     In addition to drums and rattles, the Company produces and sells a number of different products, relating to shamanism and shamanistic practices. These products will generally be handmade by the President, or in some instances acquired from Native American or other craftsmen. A brief description of these products, their features and the significance thereof include the following:

     Earth Mother Drum - is made of handcrafted cedarwood with a Danish oil finish which brings out the natural beauty of the wood. The rawhide used is elkskin which is chosen for it's deep heartbeat like tone. The 16 sided frame honors all directions of the compass and the elkskin represents nobility and the maternal nature of the earth.

     Handheld Drums - are created to be lightweight and durable. These drums are used in healing work of all types by shamans of most cultures. They are also 16 sided and made of cedarwood and elkskin.

     Table Drums - are elegantly handcrafted drums which have a dual purpose. The 17 inch to 19 inch height makes them ideal for sit down drumming while the glass tops make them useable as coffee and end tables. Like all drums of the Company, these are made of handcrafted cedarwood and elkskin. Majestic eagles which represent wisdom and inner vision are sandblasted on the glass to add a finishing touch.

     Dream Catchers - are hung above the bed or in front of a window. The dream catcher is believed to sift out all the negative energy and bless the home with peace and harmony.

     Medicine Pouch Necklace - is made with genuine soft deer or buckskin leather and includes a sageleaf which is believed to cleanse and purify anything placed in the pouch.

     Power Rattle - is decorated with buckskin, feathers and glass beads. Power rattles are often used as meditative tools by shamans in many differenct cultures. The sound is intended to soothe and quiet the mind and take one's mind beyond the mundane to create a more peaceful state of being.

     Natural Crystal Necklace - Crystals have long been used by many cultures for various purposes and are believed to hold or clear energy and protect the wearer from negative energy.

     Flutes - the replicas of flutes used by Native Americans which are sold by the Company are produced from cedarwood or aspen. The exquisite woodworking is finished with a unique handcarved volume control designed specifically to create melodic tones to soothe the ear and encourage quiet contemplation.

     Cedar Flute Box - is an elegantly finished showpiece for one or two flutes with handcarved feathers and brass hinges and plush velvet interior.

     Sand paintings - these original paintings have elaborate designs which are produced by a Navajo Tribe in Arizona and are used in healing ceremonies and as good luck symbols. The paintings depict spirit guides and guardians.

     In addition, the Company sells various other products including egg rattles, ceramic items, feather wands, walking sticks, smudge sticks, aroma pots, aroma necklaces, and candles.

Competition

     Management believes that competition for the products will come from typical tourist gift products and other native crafts including craft products actually produced by Native American Indians. The Company's principal method of competition is expected to be based on the high quality of the products, artistic design and similarity in looks and use to ancient native artifacts.

Supplies

     The raw materials used in the proposed products are readily available from more than one supplier and the Company does not anticipate any difficulty in obtaining the raw materials (principally wood and leather) in sufficient quantities and on a timely basis so as to allow it to conduct its business.

Governmental Regulation

     To the extent that the Company's products involve the use of feathers, furs, hides, skins or other parts of animals, the Company must comply with all the legal requirements of various state and local, federal and international laws, regulations, treaties and conventions relating to the protection of wildlife and other animals. These legal requirements generally prohibit, restrict or otherwise govern and regulate the sale or other use or taking of live or dead animals or animal parts of certain species that are deemed to be in need of such protection.

     The principal laws potentially applicable to the Company's operations include the Convention on International Trade in Endangered Species of Wild Fauna and Flora (CITES), a multinational treaty agreement between approximately 120 nations including the U.S. Additional U.S. domestic laws include the Endangered Species Act, the Eagle Protection Act, the Lacey Act, the Migratory Bird Treaty Act and the Wild Bird Conservation Act. In addition, numerous state laws also prohibit or regulate any taking or other use of protected species of wildlife within their borders.

     The Company's policy will be to strictly avoid use of any feathers, skins or other animal parts from those species of birds or other animals where such use is prohibited. This includes all species designated as endangered or threatened, including eagles and other birds of prey. Instead, the Company will only use feathers, skins and other animal parts from those species and only under circumstances where such use is permitted or is not regulated. Any failure to do so that violates any applicable legal requirements could result in criminal as well as civil liability to the Company, with substantial fines and monetary penalties.

Physical Facilities and Employees

     The Company, for the time being, uses the home office facilities of Jody St. Clair, its President, in Salt Lake City, Utah, on a rent free basis as its place of business for producing the crafts. Management does not intend to seek other office arrangements unless and until the Company's business requires more extensive facilities, which is not anticipated in the foreseeable future. Initially, the only employee of the Company will be its President.

                                   MANAGEMENT

Executive Officers, Directors and Significant Employees

     The following table sets forth the sole director and executive officer of the Company, her age, and all offices and positions with the Company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

Name of Director  Age  Term Served         Positions With Company

Jody St. Clair     33  Since inception     President, Secretary-Treasurer &
                                           Director

     This individual will serve as management of the Company. A brief description of her background and business experience is as follows:

     Jody St. Clair serves as President, Secretary/Treasurer and Director of the Company. Ms. St. Clair has experience in business management, public relations and administration. Her unique craft designs are currently featured at Green Valley Resort, St. George, Utah where they are used in the Shaman Program, and at Ancient Futures Art Gallery, a Salt Lake City, Utah artist co-op. Her drum designs and rattles have been sold privately across the country.

     There are no arrangements or understandings regarding the length of time a director of the Company is to serve in such a capacity. The director holds no directorships in any other company subject to the reporting requirements of the Securities Exchange Act of 1934.

Executive Compensation

     The Company was only recently incorporated and commenced planned operations. The Company has no written employment agreements or key man life insurance with respect to its sole executive officer, Jody St. Clair. Commencing with April, 1996, the Company agreed to compensate her for services involved in designing, producing and marketing the craft products on the basis that she will receive commissions in an amount equal to 50% of total net sales of the Company less the cost of the goods sold before any overhead allocations, with a guaranteed minimum of $1,200 per month up through July, 1996. After July, she will be on a straight commission basis and will not receive any guaranteed minimum salary or wage.

     It is anticipated this arrangement for compensation will continue for the foreseeable future. Any officer/director will be entitled to reimbursement of any out of pocket expenses reasonably and actually incurred on behalf of the Company.

                              CERTAIN TRANSACTIONS

General

     The Company has had no transactions with its principal shareholders or management except the sale of its common stock to its founding shareholders at $.01 per share. In connection with the organization of the Company, its founding shareholders paid an aggregate of $9,500 cash ($1,000 from Ms. St. Clair and $8,500 from Mr. Dixon) to purchase 950,000 shares of Common Stock of the Company at a price of $.01 per share. See "Principal Shareholders."

     The Company then commenced a public offering of 50,000 shares of Common Stock at $.20 per share, pursuant to which it raised an additional $10,000 in gross proceeds.

     The Company has entered and it is contemplated that the Company may enter into certain transactions with officers, directors or affiliates of the Company which, even though they may involve conflicts of interest in that they are not arms' length transactions, are believed to be fair and equitable transactions in the best interest of the Company. These transactions include the following:

     The Company has agreed to compensate Jody St. Clair for her services involved in designing, producing and marketing the craft products on the basis that she will receive commissions in an amount equal to 50% of total net sales of the Company less the cost of the goods sold before any overhead allocations, with a guaranteed minimum of $1,200 per month up through July, 1996. After July, she will be on a straight commission basis and will not receive any guaranteed minimum salary or wage.

     The Company presently has no office or production facilities but uses as its principal place of business where the crafts are produced and kept the facilities of Ms. St. Clair on a rent free basis, until such time as the business operations of the Company may require more extensive facilities and the Company has the financial ability to rent commercial space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to the Company on such a basis for any specific length of time. The Company will not be required to pay rent for the use of such facilities, but will pay for or reimburse Ms. St. Clair for any additional out of pocket costs incurred for storage, repairs or maintenance, including the cost of insurance, if additional insurance is required over and above the amount customarily maintained by Ms. St. Clair.

     The Company has no formal written employment agreement or other contracts with its President, and there is no assurance that the services and facilities to be provided by Ms. St. Clair will be available for any specific length of time in the future. It is anticipated that the present arrangement for compensation will continue for the foreseeable future. The terms of any formal written employment agreement with Ms. St. Clair would be determined if and when such arrangements are entered into.

     An affiliated entity owned by a principal shareholder of the Company, Lynn Dixon, has made advances to the Company totalling $16,500. These advances will be repaid from proceeds of Warrant exercise. See "Principal Shareholders"

Conflicts of Interest

     Other than as described herein the Company is not expected to have significant further dealings with affiliates. However, if there are such dealings the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with a third person. Presently no officer, director or other affiliate of the Company has any transactions which they contemplate entering into with the Company, aside from the matters described herein.

     Management will attempt to resolve any conflicts of interest that may arise in favor of the Company. Failure to do so could result in fiduciary liability to management.

Indemnification and Limitation of Liability of Management

     The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. The Company's by-laws indemnify its Officers and Directors to the full extent permitted by Nevada law. The by-laws with these exceptions eliminate any personal liability of a Director to the Company or its shareholders for monetary damages for the breach of a Director's fiduciary duty and therefore a Director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. The Company's Articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interest's of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock with respect to each director of the Company, each beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of the Company as a group:
                            Title of  Amount and Nature of  Percent   % After
Name and Address             Class    Beneficial Ownership  of Class  Offering

Jody St. Clair               Common      200,000 shares      20%      10%
8574 Wasatch Blvd.
SLC, UT 84121

Lynn Dixon (1)               Common    1,651,400 shares      90%      82.7%
311 S. State, #460
SLC, UT 84111

All officers & directors     Common      200,000 shares      20%      10%
as a group (1 person)


(1) The shares are owned of record by Elvena, Inc., a private New York corporation solely owned by Mr. Dixon which is engaged in the business of making investments.

     One half of the amount shown for each person represents Shares underlying the Warrants issued to such person. Current amounts and percentages are calculated assuming, alternatively for each person, exercise of all Warrants issued to that person (but not exercise of Warrants issued to other persons). The Company currently has a total of 1,000,000 shares outstanding, however no other shareholder owns 5% or more of the Company's common stock except as described above. The foregoing amounts include all shares these persons are deemed to beneficially own regardless of the form of ownership. See "Certain Transactions."

                              WARRANT DISTRIBUTION

     The Board of Directors of the Company has declared a warrant distribution of Common Stock Purchase Warrants to all stockholders of the Company who are stockholders of record as of the date of this prospectus ("Warrant Record Date"). The Warrants are being distributed on a 1 for 1 basis and comprise in the aggregate 500,000 Series A Warrants and 500,000 Series B Warrants, each of which will be exercisable for one (1) share of Common Stock of the Company. The Warrants will be exercisable at a price of $.25 per share as to the Series A Warrants and $.35 per share as to the Series B Warrants, at any time after the date of this prospectus but in no event after June 30, 1998. See "Description of Securities".

     The Warrants contain standard anti-dilution provisions and the exercise price of the Warrants may be adjusted downward at any time in the sole discretion of the Company's Board of Directors. Only stockholders of the Company who were shareholders of record as of the Warrant Record Date are entitled to the distribution of the Warrants, which distribution is made to stockholders without monetary consideration.

     Each Series of the Warrants is redeemable by the Company, in whole or in part, at a price of $.01 per Warrant, at any time after the date hereof, upon thirty (30) days written notice, in the event the Closing bid price of the Company's common stock exceeds or equals the exercise price of that Series for 20 consecutive trading days.

     The Warrants will not be exercisable by, and may not be distributed to, shareholders residing in states where the distribution or exercise is prohibited without registration in said states and where the Company is unable to meet the registration requirements of said state. The Warrants will be deemed to be "restricted securities" in a manner similar to the definition of that term used in Rule 144 and will only be transferable, prior to exercise, upon a showing to the satisfaction of the Company that the transfer is exempt from the registration provisions of the Securities Act of 1933. The Warrants will be stamped with a restrictive legend.

                            DESCRIPTION OF SECURITIES

     The following statements are qualified in their entirety by reference to the detailed provisions of the Company's Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request therefor. The securities being registered pursuant to the registration statement of which this prospectus is a part are Series A and B Warrants which are being distributed as a dividend with respect to the Common Stock to existing stockholders of record as of the date hereof, and Shares of Common Stock, issuable upon the exercise of the Warrants. The Shares of Common Stock are all of the same class and entitled to the same rights and privileges as all other shares of Common Stock.

Common Stock

     The Company is presently authorized to issue 50,000,000 shares of $.001 par value Common Stock. The holders of common stock, including the Shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. The Company's bylaws provide that a quorum at any meeting of stockholders is one third of the shares outstanding and entitled to vote. Nevada law requires a majority of the voting power present at a meeting to take action, or permits action to be taken by written consent without a meeting if stockholders holding a majority of the voting power consent. The bylaws also permit action by written consent if the same percentage as would be required at a meeting (i.e. a majority) of all the shareholders entitled to vote, consent in writing.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance of the 1,000,000 Shares of Common Stock underlying the Series A and B Warrants, upon exercise of such Warrants. The Shares of Common Stock will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

Preferred Stock

     The Company is also presently authorized to issue 5,000,000 shares of $.001 par value Preferred Stock. Under the Company's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock. The Board of Directors effects a designation of each series of Preferred Stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies thereof may be obtained from the Company.

Series A and Series B Warrants

     Each Warrant represents the right to purchase one share of Common Stock at an initial exercise price of $.25 per share for the Series A Warrants and $.35 per share for the Series B Warrants. The Warrants contain anti-dilution provisions with respect to the occurrence of certain events. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment to the extent that such events occur after the issuance of the Warrants. Such events include the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions or combinations of the Common Stock or similar events. Except as stated in the preceding sentence, the Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Warrants or the current market price of the Company's securities. The anti-dilution provisions do not apply in the event of a merger or acquisition.

     The Warrants are exercisable during the period commencing upon the date hereof and ending June 30, 1998. Holders of Warrants may exercise their Warrants for the purchase of shares of Common Stock only if a current prospectus relating to the underlying Shares of Common Stock is then in effect and only if such Shares are qualified for sale, or deemed to be exempt from qualification, under applicable state securities law. The Company will use its best efforts to maintain a current prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the Warrants until the expiration date of the Warrants, although there can be no assurance that the Company will be able to do so. Whether a current prospectus is in effect or not, each Series of the outstanding Warrants will be redeemable, in whole or in part, at the option of the Company, upon not fewer than 30 days notice, at a redemption price equal to $.01 per Warrant, if at any time the closing bid price for the Common Stock equals or exceeds the exercise price of that Series for 20 consecutive trading days. Although the Company would not normally do so, in the event it calls for redemption of the Warrants at a time when a current prospectus is not in effect, warrantholders would have no opportunity to exercise their warrants, and would be compelled to accept the nominal redemption price of $.01 per warrant. If the Company should call for redemption of the Warrants when a current prospectus is in effect, warrantholders will have a minimum of 30 days in which to decide whether to exercise their warrants, after which they will have to accept the redemption price. Any warrant holder who does not exercise his Warrants prior to the Redemption Date, as set forth on the Company's Notice of Redemption, will forfeit his right to purchase the Shares of Common Stock underlying such Warrants, and after such Redemption Date any outstanding Warrants referred to in such Notice will become void and be canceled. If the Company does not redeem such Warrants, such warrants will expire at the conclusion of the exercise period unless extended by the Company. The Company may at any time, and from time to time, extend the exercise period of the Warrants provided that written notice of such extension is given to the warrant holders prior to the expiration date thereof. Also, the Company may, at any time, reduce the exercise price thereof by written notification to the holders thereof. The Company does not presently contemplate any extensions of the exercise period or reduction in the exercise price of the Warrants.

     The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. During the period in which a Warrant is exercisable, the Warrants may be exercised by surrendering to the Company, a Warrant certificate evidencing the Warrants to be exercised, duly endorsed for exercise, with the exercise form included therein duly completed and executed, and paying to the Company the exercise price per share and any applicable taxes or governmental charges, in cash or check payable to the Company. Stock certificates will be issued as soon thereafter as practicable. The shares of Common Stock issuable on exercise of the Warrant will be, when issued in accordance with the Warrants, fully paid and non-assessable.

     For the life of the Warrants the holders thereof have the opportunity to profit from a rise in the market for the Company's Common Stock, with a resulting dilution in the interest of all other shareholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of such Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by such Warrants.

     Except as described above, the holders of the Warrants have no rights as stockholders of the Company until they exercise their Warrants. In the event of liquidation, dissolution or winding-up of the Company, warrant holders will
not be entitled to participate in the assets of the Company.   Warrant holders
have no voting, preemptive, liquidation or other rights of a stockholder of a Company, and no dividends may be declared on the Warrants.

Transfer Agent

     Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, (801) 272-9294, serves as transfer agent and registrar for the Company's outstanding securities.

Dividend Policy

     The Company has not previously paid any cash dividends on Common Stock and does not anticipate or contemplate paying dividends on Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law.
Under Nevada corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy outstanding liquidation preferences.

                         SHARES ELIGIBLE FOR FUTURE SALE

     All but 50,000 shares of the Common Stock currently outstanding are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), or are "control securities" in that such shares were issued and sold by the Company without registration, in reliance upon Section 4(2) of the Act as private transactions not involving a public offering, and/or are securities held by affiliates. Although such restricted and affiliate securities are not presently traded in any public market which may develop for the Common Stock, such securities may in the future be publicly sold into any such market, if such a market should develop, in accordance with the provisions of Rule 144. In general, under Rule 144 as currently in effect, a person (or group of persons whose share are aggregated), including affiliates of the Company, can sell within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the Stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least two years have elapsed since the restricted securities being sold were acquired from the Company or any affiliate of the Company, and provided further that certain other conditions are also satisfied. If at least three years have elapsed since the restricted securities were acquired from the Company or an affiliate of the Company, a person who has not been an affiliate of the Company for at least three months is entitled to sell such restricted shares under Rule 144 without regard to any limitations on the amount.

                              PLAN OF DISTRIBUTION

     This Prospectus and the registration statement of which it is part relate to Warrants being distributed as a dividend with respect to the common stock of the Company to shareholders of record as of the date of this prospectus, and to the offer and sale of 1,000,000 shares of Common Stock of the Company underlying the Warrants. The securities registered hereby include 500,000 Series A Warrants, 500,000 Series B Warrants, 500,000 shares of Common Stock issuable upon the exercise of the Series A Warrants at an exercise price of $.25 per share, and 500,000 shares of Common Stock issuable upon the exercise of the Series B Warrants, at an exercise price of $.35 per share. The Warrants are exerciseable until June 30, 1998.

     The offering will be managed by the Company without an underwriter, and the Shares will be offered and sold by the Company, without any discount, sales commissions or other compensation being paid to anyone in connection with the offering. In connection therewith, the Company will pay the costs of preparing, mailing and distributing this Prospectus to the holders of the Warrants. Brokers, nominees, fiduciaries and other custodians will be requested to forward copies of this Prospectus to the beneficial owners of securities held of record by them, and such custodians will be reimbursed for their expenses.

     There is no assurance that all or any of the Shares will be sold, nor any requirement, or escrow provisions to assure that, any minimum amount of Warrants will be exercised. All funds received upon the exercise of any Warrants will be immediately available to the Company for its use.


     Notwithstanding registration of the Warrants and underlying Shares of Common Stock, any such securities acquired by affiliates of the Company, such as the two principal shareholders of the Company (see "Principal Shareholders"), will be subject to certain restrictions on resale, and the certificates representing such securities will bear a legend reflecting such restriction to prevent any resale except in compliance with the Securities Act of 1933. The Company is advised by the staff of the Securities and Exchange Commission that resales of securities held by affiliates who may be deemed to be the issuer or underwriters with respect to the Company could only be effected pursuant to an effective registration statement. This registration statement only covers the issuance of the Warrants to the shareholders of the Company and issuance of the Shares of Common Stock upon exercise of the Warrants by them. The two principal shareholders of the Company have advised the Company that they presently have no intention to resell either the Warrants or any underlying Shares of Common Stock acquired by them upon exercise of any Warrants, and the Company will not permit resales of securities by persons who are deemed to be underwriters except in compliance with the Securities Act of 1933. The Company will notify shareholders in writing of any change of the principal shareholders' intentions, and will only permit resales of such securities in compliance with the Securities Act of 1933.


Exercise Procedures

     The Warrants may be exercised in whole or in part by presentation of the Warrant Certificate, with the Purchase Form on the reverse side thereof filled out and signed at the bottom thereof, together with payment of the Exercise Price and any applicable taxes at the principal office of Interwest Stock Transfer Co., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Payment of the Exercise Price shall be made in lawful money of the United States of America in cash or by cashier's or certified check payable to the order of "Desert Native Design, Inc., Warrant Exercise Account."

     All holders of warrants will be given an independent right to exercise their purchase rights. If, as and when properly completed and duly executed notices of exercise are received by the Transfer Agent and/or Warrant Agent, together with the Certificates being surrendered and full payment of the Exercise Price in cleared funds, the checks or other funds will be delivered to the Company and the Transfer Agent and/or Warrant Agent will promptly issue certificates for the underlying Common Stock. It is presently estimated that certificates for the shares of Common Stock will be available for delivery in Salt Lake City, Utah at the close of business on the tenth business day after the receipt of all required documents and funds.

                                  LEGAL MATTERS

     To the knowledge of management, there is no material litigation pending or threatened against the Company. The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Thomas G. Kimble & Associates, Salt Lake City, Utah.

                                     EXPERTS

     The consolidated financial statements of Desert Native Designs, Inc. as of December 31, 1995, included herein have been examined by Pritchett, Siler & Hardy P.C. independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

                   DESERT NATIVE DESIGNS, INC.
                  [A Development Stage Company]

                      FINANCIAL STATEMENTS

                      DECEMBER 31, 1995 AND

                    JUNE 30, 1996 [UNAUDITED]





















                  PRITCHETT, SILER & HARDY, P.C.
                   CERTIFIED PUBLIC ACCOUNTANTS

                 DESERT NATIVE DESIGNS, INC.
                   [A Development Stage Company]




                            CONTENTS

                                                                 PAGE

      _  Independent Auditors' Report                               1


      _  Balance Sheets, December 31, 1995
           and June 30, 1996 (Unaudited)                            2


      _  Statements of Operations, from inception
           on July 20, 1995 through December 31, 1995,
           for the six months ended June 30, 1996
           (Unaudited) and from inception on July 20, 1995
           through June 30, 1996 (Unaudited).                       3


      _  Statement of Stockholders' Equity (Deficit),
           from inception on July 20, 1995 through
           December 31, 1995, and through June 30,
           1996 (Unaudited)                                         4


      _  Statements of Cash Flows, from inception
           on July 20, 1995 through December 31, 1995,
           for the six months ended June 30, 1996 (Unaudited)
           and from inception on July 20, 1995 through
           June 30, 1996 (Unaudited).                               5


      _  Notes to Financial Statements                          6 - 9

                  PRITCHETT, SILER & HARDY, P.C.
                    430 EAST 400 SOUTH
                  SALT LAKE CITY, UTAH 84111
                         (801) 328-2727

                  INDEPENDENT AUDITORS' REPORT



Board of Directors
DESERT NATIVE DESIGNS, INC.
Salt Lake City, Utah

We have audited the accompanying balance sheet of Desert Native Designs, Inc. [a development stage company] at December 31, 1995, and the related statements of operations, stockholders' equity and cash flows from inception on July 20, 1995 through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of Desert Native Designs, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the period from inception through December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company is newly formed and has not yet been successful in establishing profitable operations, raising substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/S/ PRITCHETT, SILER & HARDY, P.C.
PRITCHETT, SILER & HARDY, P.C.

March 12, 1996

                   DESERT NATIVE DESIGNS, INC.
                  [A Development Stage Company]

                         BALANCE SHEETS



                             ASSETS

                                           June 30,
                                             1996      December 31,
                                         (Unaudited)       1995
                                        ____________  ____________
CURRENT ASSETS:
  Cash in bank                             $   3,597    $   3,120
  Inventory                                    6,443        3,885
                                        ____________  ____________
        Total Current Assets                   7,217        7,005

PROPERTY AND EQUIPMENT, net                    5,754        2,390

ORGANIZATION COSTS, net                          391          437
                                        ____________  ____________
                                           $  16,185    $   9,832
                                        ____________  ____________


              LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
  Accounts payable                         $       -    $        -
  Loans payable - related party               16,500             -
  Other accrued liabilities                      115             -
                                        ____________  ____________
        Total Current Liabilities             16,615             -
                                        ____________  ____________

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
   5,000,000 shares authorized,
   no shares issued and outstanding                -             -
  Common stock, $.001 par value,
   50,000,000 shares authorized,
   1,000,000 shares issued and
   outstanding                                 1,000         1,000
  Capital in excess of par value              11,285        11,285
  Deficit accumulated during the
    development stage                        (12,715)       (2,453)
                                        ____________  ____________
        Total Stockholders' Equity              (430)        9,832
                                        ____________  ____________
                                           $  16,185    $    9,832
                                        ____________  ____________

 The accompanying notes are an integral part of these financial statements.

                 DESERT NATIVE DESIGNS, INC.
                  [A Development Stage Company]


                    STATEMENTS OF OPERATIONS



                                                From Inception on
                                             on July 20, 1995 Through
                              Six Months    __________________________
                            Ended June 30,                  June 30,
                                 1996        December 31,     1996
                             (Unaudited)         1995     (Unaudited)
                           _____________    _____________ ____________

REVENUE:
  Sales                       $    1,993     $        -   $   1,993

COST OF GOODS SOLD                (1,390)             -      (1,390)
                           _____________    _____________ ____________
  Gross Profit                       603              -         603
                           _____________    _____________ ____________

EXPENSES:
  Selling Expense                  7,483          1,519       9,002
  Operating expenses               1,987            699       2,686
  General and administrative       1,395            279       1,674
                           _____________    _____________ ____________
      Total expenses              10,865          2,497      13,362
                           _____________    _____________ ____________
OPERATING INCOME (LOSS)          (10,262)        (2,497)    (12,759)

OTHER INCOME (EXPENSE):
  Interest income                      -             44          44
                           _____________    _____________ ____________
LOSS BEFORE INCOME TAXES         (10,262)        (2,453)    (12,715)

CURRENT TAX EXPENSE                    -              -           -

DEFERRED TAX EXPENSE                   -              -           -
                           _____________    _____________ ____________

NET LOSS                       $ (10,262)     $  (2,453)   $ (12,715)
                           _____________    _____________ ____________

LOSS PER COMMON SHARE          $    (.00)     $    (.00)   $    (.01)
                           _____________    _____________ ____________




 The accompanying notes are an integral part of these financial statements.

                   DESERT NATIVE DESIGNS, INC.
                  [A Development Stage Company]

                STATEMENT OF STOCKHOLDERS' EQUITY

           FROM THE DATE OF INCEPTION ON JULY 20, 1995

     THROUGH DECEMBER 31, 1995 AND JUNE 30, 1996 [UNAUDITED]

                                                                    Deficit
                                                                  Accumulated
                      Preferred Stock  Common Stock   Capital in   During the
                     ________________  _____________  Excess of   Development
                      Shares Amount   Shares  Amount  Par Value      Stage
                    ________ _______  ______  _______ ___________   _________

BALANCE,
  July 20, 1995        -     $  -       -     $   -    $     -      $     -

Issuance of
 950,000 shares
 common stock
 for cash,
 October 4, 1995
 at $.01 per share     -       -     950,000    950      8,550            -

Issuance of 50,000
 shares common stock
 for cash, October 31,
 1995 at $.20 per
 share, net of
 offering costs
 of $7,215             -       -      50,000     50      2,735            -

Net loss for the
 period ended
 December 31, 1995    -        -         -        -          -       (2,453)
                   ________ _______ __________ _______ __________   _________

BALANCE,
 December 31, 1995    -        -    1,000,000   1,000   11,285       (2,453)

Net loss for the
 period ended
 June 30, 1996
 (Unaudited)          -        -         -        -         -       (10,262)
                  _________ ________ __________ _______ _________  __________
BALANCE,
 June 30, 1996
 (Unaudited)          -     $  -     1,000,000 $1,000   $11,285    $(12,715)
                  _________ ________ __________ _______ __________ __________




 The accompanying notes are an integral part of these financial statements.

                   DESERT NATIVE DESIGNS, INC.
                  [A Development Stage Company]

                    STATEMENTS OF CASH FLOWS

                                                         From Inception on
                                                     on July 20, 1995 Through
                                      Six Months    _________________________
                                    Ended June 30,                June 30,
                                         1996      December 31,     1996
                                     (Unaudited)      1995       (Unaudited)
                                     ___________   ____________   ___________
Cash Flows to Operating
 Activities:
  Net loss                          $  (10,262)    $  (2,453)     $ (12,715)
 Adjustments to reconcile net
  loss  to net cash used by
  operating activities:
   Depreciation and amortization           481            63            544
   Changes in assets and liabilities:
    Inventory                           (2,558)       (3,885)        (6,443)
    Other accrued liabilities              115             -            115
                                     ____________  ____________   __________
     Net Cash Flows to Operating
      Activities                       (12,224)       (6,275)       (18,499)
                                     ____________  ____________   __________
Cash Flows to Investing Activities:
  Purchase of property and equipment    (3,799)       (2,430)        (6,229)
  Payment of organization costs              -          (460)          (460)
                                     ____________  ____________  ___________
    Net Cash to Investing Activities    (3,799)       (2,890)        (6,689)
                                     ____________  ____________  ___________
Cash Flows from Financing
  Activities:
  Proceeds from shareholder loans       16,500             -         16,500
  Proceeds from common stock issuance        -        19,500         19,500
  Payments for stock offering costs          -        (7,215)        (7,215)
                                     ___________  _____________  ___________
    Net Cash from Financing
     Activities                         16,500        12,285         28,785
                                     ___________  _____________  ___________
Net Increase (Decrease) in Cash            477         3,120          3,597

Cash at Beginning of Period              3,120             -              -
                                     ____________  _____________  __________
Cash at End of Period                $   3,597     $   3,120       $  3,597
                                     ____________  _____________  __________

Supplemental Disclosures of Cash Flow information:
  Cash paid during the period for:
    Interest                      $        -       $       -        $     -
    Income taxes                  $        -       $       -        $     -

Supplemental schedule of Noncash Investing and Financing
Activities:
  For the period ended December 31, 1995:
     None

 The accompanying notes are an integral part of these financial statements.

                   DESERT NATIVE DESIGNS, INC.
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - The Company was organized under the laws of the State of Nevada on July 20, 1995. The Company is engaged in the business of producing and marketing crafts. The Company is considered a development stage company as defined in SFAS No. 7. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

  Organization Costs - The Company is amortizing its organization costs, which reflect amounts expended to organize the Company, over sixty [60] months using the straight line method.

  Inventory - Inventory is carried at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Depreciation Methods - The Company is depreciating its property and equipment, which consists primarily of tools and a computer, using the straight line method over the estimated useful lives of the related assets of 5 years.

  Income Taxes - The Company accounts for its income taxes in accordance with statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" which requires the liability approach for the effect of income taxes.

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented.

  Statement of Cash Flows - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with a maturity of six months or less to be cash equivalents.


NOTE 2 - PROPERTY AND EQUIPMENT

  The following is a summary of property and equipment, at cost, less accumulated depreciation:

                                      June 30,
                                        1996      December 31,
                                    (Unaudited)       1995
                                    ___________   ___________
     Equipment and tools              $  2,794    $   2,430
     Computer equipment                  3,436            -
                                    ___________   ___________
                                         6,230        2,430
     Less Accumulated depreciation        (476)         (40)
                                    ___________   ___________
                                      $  5,754    $   2,390
                                    ___________   ___________
  Depreciation expense for the periods ended December 31, 1995 and June 30, 1996 (unaudited) was $40 and $435.

                   DESERT NATIVE DESIGNS, INC.
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS


NOTE 3 - INVENTORY

  Inventory consists of the following:
                                               June 30,
                                                 1996       December 31,
                                             (Unaudited)        1995
             Raw Materials                   $    458        $  3,885
             Finished Goods                     5,985               -
                   Total                     $  6,443        $  3,885


  Inventory consists primarily of raw materials which will be used to construct native american crafts for retail and wholesale sales and finished crafts. The Company did not have any sales of inventory until after December 31, 1995.

NOTE 4 - CAPITAL STOCK

  Common Stock - During October, 1995, in connection with its organization, the Company issued 950,000 shares of its previously authorized, but unissued common stock. Total proceeds from the sale of stock amounted to $9,500.

  Public Offering - During October, 1995 the Company issued 50,000 shares of common stock pursuant to a public offering, for cash at $.20 per share.

  Preferred Stock - The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at December 31, 1995 or June 30, 1996 (unaudited).

NOTE 5 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".
  FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax and any available operating loss or tax credit carryforwards. At December 31, 1995, the Company has available unused operating loss carryforwards of approximately $2,000, which may be applied against future taxable income and which expire in 2010. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earning of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The change in the valuation allowance is equal to the tax effect of the current period's net loss.

                   DESERT NATIVE DESIGNS, INC.
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS


NOTE 6 - RELATED PARTY TRANSACTIONS

  Management Compensation - As of December 31, 1995, the Company has not paid any compensation to its officers and directors. However, the Company has agreed to pay its President 25% of the sales price of all crafts sold as compensation for the efforts of the president on behalf of the corporation to design, produce and market the crafts.

  During the six months ending June 30, 1996 (unaudited) the compensation arrangements for the Company's president were changed to a minimum commission/salary of $1,200 per month for the period March 15, 1996 through July 31, 1996. The president's commission calculation was changed to fifty percent of net sales less direct materials cost. The president received compensation totaling $4,200 for the period ended June 30, 1996. The compensation has been allocated as follows:

                                                June 30,
                                                  1996
                                               (Unaudited)

            Inventory                         $    1,505
            Cost of Goods Sold                     1,390
            Selling Expense                          586
            General & Administrative Expenses        719


                                               $   4,200


  The Company maintains an address and phone number at a business office of one of its principal shareholders, in New York, on a rent free basis as its principal executive office.

  The Company, for the time being, will have the use of the home office facilities of its president, in Salt Lake City, Utah, on a rent free basis as its place of business for producing the crafts. The Company will, however, reimburse its president for any additional out-of-pocket costs related to the use of the home office. Management does not intend to seek other office arrangements unless and until the Company's business requires more extensive facilities, which is not anticipated in the foreseeable future.

NOTE 7 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. However, the Company is newly formed, has incurred losses since its inception and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by its planned operations through loans and/or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                   DESERT NATIVE DESIGNS, INC.
                  [A Development Stage Company]

                  NOTES TO FINANCIAL STATEMENTS



NOTE 8 - SUBSEQUENT EVENTS

  Shareholder Loan - On March 11, 1996, an entity which is a shareholder of the Company, or individuals related thereto, made a loan to the Company. The amount advanced was $8,000.

  Shareholder Loan (unaudited) - During April, 1996, an entity which is a shareholder of the Company, or individuals related thereto, made an additional loan to the Company. The amount advanced was $8,500 .

  Warrant distribution (unaudited) - The Company is proposing to make a warrant distribution of Common Stock Purchase Warrants to all stockholders of the Company. The Warrants will be distributed on a one for one basis and comprise in the aggregate 500,000 Series A Warrants and 500,000 Series B Warrants, each of which will be exercisable for one share of common stock. The Series A warrants will have an exercise price of $.25 per share and the Series B will have an exercise price of $.35 per share. The exercise period is proposed to end on June 30, 1998. In connection with the proposed warrant distribution, the Company is proposing to file a registration statement with the Securities and Exchange Commission on Form SB-2 to register the 1,000,000 shares of common stock which are issuable upon exercise of the warrants.

NOTE 9 - UNAUDITED INTERIM FINANCIAL STATEMENTS

  The accompanying unaudited interim financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 1996 have been made.

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[OUTSIDE BACK COVER PAGE BEGINS HERE]

No dealer, salesman or other person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities covered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.




     TABLE OF CONTENTS
                                                                            Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
MANAGEMENT'S PLAN OF OPERATION . . . . . . . . . . . . . . . . . . . . . . .  10
BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
WARRANT DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . .  19
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . See Index

                                  DESERT NATIVE
                                  DESIGNS, INC.


                                1,000,000 Shares






                                  Common Stock




                                   PROSPECTUS





                                           , 1996

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

(a) Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

1. A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)  By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than director of officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

(b) The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.

ITEM 25.  Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the registrant in connection with the maximum offering for the securities included in this registration statement:

                                            Amount

SEC registration fee                     $    100.00
Blue sky fees and expenses                  3,000.00
Printing and shipping expenses                300.00
Legal fees and expenses                    11,000.00
Accounting fees and expenses                  500.00
Transfer and Miscellaneous expenses           100.00
                                         -----------
       Total                             $ 15,000.00

*  All expenses are estimated except the Commission filing fee.

ITEM 26.  Recent Sales of Unregistered Securities

In connection with the organization of the Company, its founding shareholders paid an aggregate of $9,500 cash to purchase 950,000 shares of Common Stock of the Company. Subsequently in October of 1995, an additional $10,000 was raised in an offering of 50,000 shares of Common Stock. These transactions were not registered under the Securities Act of 1933 (the "Act") in reliance on exemptions from registration in Sections 3(b) and 4(2) of the Act, and Rule 504 of Regulation D promulgated thereunder. Securities offered and sold to persons affiliated with the Issuer are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144 and will bear such a legend.

ITEM 27.  Exhibits Index

SEC No.   Document                            Exhibit No.

3         Articles of Incorporation               3.1

3         By-Laws                                 3.3

4         Common Stock Specimen Certificate       4.1

5,24      Opinion & Consent of Counsel         5.1 & 24.1

23        Consent of Accountants                 23.1

27        Financial Data Schedule                27.1

(All exhibits were previously filed with the original registration statement. The only exhibit refiled with this amendment is the consent of accountants.


ITEM 28.  Undertakings

The registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration
Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Include any additional or changed material information on the plan of distribution; and

(iii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah, on October 18th , 1996.

DESERT NATIVE DESIGNS, INC.


By: /s/ Jody St. Clair

   President (Chief Executive and Financial Officer)


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures:  /s/ Jody St. Clair

Title:  President & Director (Chief Executive and Financial
Officer)

Date: October 18th , 1996